Exhibit 7.A.

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Experts" and "Financial Statements" and to the use of our reports dated April 7, 2000 and March 28, 2000 (with respect to the financial statements of Southland Separate Account L1 and the financial statements of Southland Life Insurance Company, respectively), in Pre-Effective Amendment No. 1 to the Registration Statement (Form S-6 No. 333-46294) and related Prospectus of Southland Life Insurance Company and Southland Separate Account L1 as filed with the Securities and Exchange Commission on December 19, 2000.

/s/ ERNST & YOUNG LLP

Atlanta, Georgia
December 13, 2000